Putnam International Growth Fund, March 31, 2014, semiannual report

Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

      Votes for 		Votes withheld
Liaquat Ahamed 				85,592,209 	4,519,297
Ravi Akhoury 				85,715,018 	4,396,488
Barbara M. Baumann 			86,248,127 	3,863,378
Jameson A. Baxter 			86,148,643 	3,962,863
Charles B. Curtis 			86,111,568 	3,999,938
Robert J. Darretta 			86,122,587 	3,988,918
Katinka Domotorffy 			85,970,364 	4,141,142
John A. Hill 				86,124,882 	3,986,624
Paul L. Joskow 				86,157,699 	3,953,807
Kenneth R. Leibler 			86,141,312 	3,970,194
Robert E. Patterson 			86,183,587 	3,927,919
George Putnam, III 			86,119,771 	3,991,735
Robert L. Reynolds 			86,203,661 	3,907,845
W. Thomas Stephens 			86,109,990 	4,001,516

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes	Abstentions		Broker
For			against					non-votes
9,762,209 		368,957 	638,818 			2,109,822

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, with all funds of the Trust voting together as a single class, as follows:

Votes		Votes		Abstentions		Broker
For			against						non-votes
68,444,155 	3,118,645 		4,434,966 			15,274,146

All tabulations are rounded to the nearest whole number.